CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Eurasia Energy Limited (an exploration stage company) ("the Company") of our report dated June 23, 2010, on our audit of the balance sheets of Eurasia Energy Limited as of December 31, 2009 and 2008, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the period from November 28, 2005 (the effective date of the exploration stage) through December 31, 2009.  We also consent to the reference to our Firm under the heading of "Experts."

Our report, dated June 23, 2010, contains an explanatory paragraph that states that the Company has limited operations and has sustained operating losses resulting in an accumulated deficit at December 31, 2009.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Peterson Sullivan, LLP

Seattle, Washington

June 23, 2010

Document 6305consent123109.doc  Revised:  6/21/2010 4:26:17 PM  jsr